SHAWN F. HACKMAN, ESQ.
                           SHAWN F. HACKMAN, a P.C.
                     3360 West Sahara Avenue, Suite 200
                           Las Vegas, Nevada  89102
                               (702) 732-2253



September 30, 1999

Securities and Exchange Commission
450 Fifth Street NW
Washington D.C. 20549

Board of Directors
MPEG Super Site, Inc. fka
Rocky Mountain Power Company

Corporate Stock Transfer Agency
Denver, Co

     RE:   MPEG Super Site Inc. fka
           Rocky Mountain Power Company S-4 Share Registration

Ladies and Gentlemen:

     We have acted as counsel to MPEG Super Site fka Rocky Mountain Power Company, a Colorado Corporation (the"Company") in connection with its Registration Statement on Form S-4 relating to the registration of 13,390,000 shares of its common stock (the "Shares"), $.001 par value per share. the shares are issuable in relation to the acquisition of MPEG Super Site Inc. by Rocky Mountain Power Company.

     In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, Bylaws of the Company and Notice of filing effectiveness dated October 1, 1999.

Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Colorado, that the S-4 was transmitted and receipt of effective filing received on October 1, 1999 and that the Shares, when issued and sold in accordance with the terms of the Exchange, will be validly issued, fully paid, non-assessable and may be issued without restrictive legend pursuant to the registration.

Sincerely,


by: /s/ Shawn F. Hackman, Esq.
    Shawn F. Hackman